Exhibit 10.1

Executive Compensation Notification

Chairman, Chief Executive Officer and Chief Operating Officer

2016 Fiscal Year Compensation Program of Chairman, Chief Executive Officer and Chief Operating Officer.

2016 Fiscal Year Base Salaries: Table I below sets forth the 2016 fiscal year base salaries for Mr. Horton, Mr. Auld and Mr. Murray.

Table I

Name	Office	Annual Base Salary (2016 Fiscal Year)	Performance Bonus (2016 Fiscal Year)
Donald R. Horton	Chairman of the Board	$1,000,000	See Below
David V. Auld	President and CEO	$700,000	See Below
Michael J. Murray	Executive Vice President and COO	$500,000	See Below

2016 Fiscal Year Annual Performance Bonus: The Compensation Committee approved performance-based goals for measuring short-term performance bonuses that may be earned by Mr. Horton, Mr. Auld and Mr. Murray during the 2016 fiscal year. The 2016 performance goals were established under the Company’s 2000 Amended and Restated Incentive Bonus Plan. The 2016 fiscal year performance goal for Mr. Horton, Mr. Auld and Mr. Murray relates to achieving positive consolidated pre-tax income as set forth below.

Annual Performance Bonus – Performance Related to Pre-Tax Income:

Mr. Horton. Under the 2016 fiscal year performance bonus program, Mr. Horton has the opportunity to earn the following performance-based bonus:

(1)	Up to 0.6% of Pre-Tax Income of the Company for the six-month period ending March 31, 2016 (but not below $0), and

(2)	Up to 0.6% of Pre-Tax Income of the Company for the six-month period ending September 30, 2016 (but not below $0).

Mr. Auld. Under the 2016 fiscal year performance bonus program, Mr. Auld has the opportunity to earn the following performance-based bonus:

(1)	Up to 0.35% of Pre-Tax Income of the Company for the six-month period ending March 31, 2016 (but not below $0), and

(2)	Up to 0.35% of Pre-Tax Income of the Company for the six-month period ending September 30, 2016 (but not below $0).

Mr. Murray. Under the 2016 fiscal year performance bonus program, Mr. Murray has the opportunity to earn the following performance-based bonus:

(1)	Up to 0.1% of Pre-Tax Income of the Company for the six-month period ending March 31, 2016 (but not below $0), and

(2)	Up to 0.1% of Pre-Tax Income of the Company for the six-month period ending September 30, 2016 (but not below $0).

“Pre-Tax Income” shall mean income before income taxes, as publicly reported by the Company in its quarterly or annual financial statements, as applicable, prepared in accordance with generally accepted accounting principles. The financial statements shall mean the consolidated financial statements of the Company.

At the end of the 2016 fiscal year, the Committee may use its sole discretion to adjust downward, in part or in whole, the Annual Performance Bonus based on performance of the Company, including the annual amount of Pre-Tax Income earned and performance of the participant. Provided that, for the fiscal year ending September 30, 2016 no more than 0.6% of Pre-Tax Income for the year shall be paid to Mr. Horton, no more than 0.35% of Pre-Tax Income for the year shall be paid to Mr. Auld and no more than 0.1% of Pre-Tax Income for the year shall be paid to Mr. Murray.

Other Long-Term Benefits.

Mr. Horton, Mr. Auld and Mr. Murray may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay benefits to the executive. If the executive is employed by the Company on the last day of the current fiscal year (for example September 30, 2016), then the Company will establish a liability to him equal to 10% of his annual base salary as of the first day of the current fiscal year (for example October 1, 2015). This liability will accrue earnings in future years at a rate established by the administrative committee.